Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Replimune Group, Inc. of our report dated May 16, 2024, relating to the financial statements, which appears in Replimune Group, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2024.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 14, 2025